For further information contact:
John W. Bordelon, Chairman of the Board, President and CEO
(337) 237-1960

Release Date:	July 28, 2020
For Immediate Release

HOME BANCORP, INC. ANNOUNCES 2020 SECOND QUARTER RESULTS
AND DECLARES QUARTERLY DIVIDEND

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank, N.A. (the “Bank”) (www.home24bank.com), reported financial results for the second quarter of 2020. For the quarter, the Company reported net income of $2.5 million, or $0.29 per diluted common share (“diluted EPS”), compared to $1.9 million, or $0.21 diluted EPS, for the first quarter of 2020.

“While the long-term impact of COVID-19's effect on our economy remains tremendously difficult to estimate,” said John W. Bordelon, Chairman, President and Chief Executive Officer of the Company and the Bank, “I've admired how our customers have managed the short-term challenges they've faced. They have adjusted their operations in countless ways to ensure they continue to serve their clients as best they can. That said, the challenges they face are significant as the virus spreads and the economy continues to struggle."

"Just as the businesses we bank have stepped up to serve their clients, our bankers have done a wonderful job stepping up for our customers," continued Bordelon. "Over the past several months, our employees have been reminded time and time again of the critical role we play in our communities. Despite the uncertain road before us, the spirit within our company has never been higher. We will rise to meet the challenges ahead. We will serve one another, our customers and communities like never before."

COVID-19 Response

While banking operations have not been restrained by state and local government COVID-19 restrictions, we have adapted to protect our employees and customers by working remotely as much as possible, enhancing cleaning procedures, and enacting several other measures to reduce the risk of transmission of the virus.

The Company has been active in providing Small Business Administration ("SBA") Paycheck Protection Program ("PPP") loans. Through July 24, 2020, we have funded or are currently in the process of funding approximately 2,970 loans totaling $260.2 million under the PPP. At June 30, 2020, the total recorded net investment in PPP loans was $249.6 million.

To give immediate financial support to our customers, the Company began providing principal and/or interest payment relief options in March 2020. When we last reported the level of such deferrals in our first quarter Form 10-Q (as of May 8, 2020), the level of deferrals totaled $533.0 million, or 27% of total loans. As of July 24, 2020, the level of deferrals has decreased to $357.2 million, or 18% of total loans.

Second Quarter 2020 Highlights

•Loans grew by $226.8 million on a linked-quarter basis due primarily to PPP loans;

•The provisions for loan losses and unfunded lending commitments totaled $7.0 million in the aggregate during the second quarter, reflecting our assessment of the change in expected losses due primarily to the economic impact of the COVID-19 pandemic;
•The allowance for loan losses totaled $33.8 million, or 1.72% of total loans, at June 30, 2020. The allowance for credit losses ("ACL"), which includes the allowance for unfunded lending commitments, totaled $37.5 million, or 1.91% of total loans at June 30, 2020. Excluding PPP loans, the ratio of allowance for loan losses to total loans and the ratio for allowance for credit losses was 1.97% and 2.18%, respectively;

•Preliminary Tier 1 leverage capital and total risk-based capital ratios were 9.11% and 14.83% at June 30, 2020, compared to 10.84% and 14.88% at March 31, 2020;

•The net interest margin was 3.75% for the three months ended June 30, 2020, down 43 basis points from the first quarter of 2020. The net interest margin for the second quarter includes the impact of PPP loans and higher level of cash and cash equivalents during the quarter; and

•The average yield on total interest-bearing deposits was 0.78% in the second quarter of 2020, down 29 basis points from the first quarter of 2020.

Loans

Total loans grew by $226.8 million, or 13%, from March 31, 2020 to June 30, 2020, due to PPP loans. Excluding PPP loans, loans decreased by $22.8 million, or 1%, during the quarter. The following table summarizes the changes in the Company’s loan portfolio from March 31, 2020 to June 30, 2020.

	June 30,	March 31,	Increase/(Decrease)
(dollars in thousands)	2020	2020(1)	Amount	Percent
Real estate loans:
One- to four-family first mortgage	$431,999	$447,718	$(15,719)	(4)%
Home equity loans and lines	72,956	78,011	(5,055)	(6)
Commercial real estate	689,942	691,358	(1,416)	—
Construction and land	203,592	205,542	(1,950)	(1)
Multi-family residential	81,635	74,982	6,653	9
Total real estate loans	1,480,124	1,497,611	(17,487)	(1)
Other loans:
Commercial and industrial	444,728	198,261	246,467	124
Consumer	41,073	43,270	(2,197)	(5)
Total other loans	485,801	241,531	244,270	101
Total loans	$1,965,925	$1,739,142	$226,783	13%

(1)Certain reclassifications have been made to prior period balances to conform to the current period presentation.

At June 30, 2020, the total recorded investment in PPP loans was $249.6 million. This amount is net of $8.5 million in deferred lender fees, which will be amortized into interest income over the life of the loans (on a contractual basis, approximately 2 years on average).

Credit Quality and Allowance for Credit Losses

Nonperforming assets (“NPAs”) totaled $28.0 million, or 1.06% of total assets, and $29.5 million, or 1.31% of total assets, at June 30, 2020 and March 31, 2020, respectively. The Company recorded net loan charge-offs of $1.1 million during the second quarter of 2020, compared to net loan charge-offs of $268,000 for the first quarter of 2020. The increase in net loan charge-offs during the second quarter was primarily due to $658,000 in charge-offs related to an acquired farm loan relationship and $385,000 in charge-offs related to an acquired energy loan relationship. Both relationships were classified as substandard prior to the COVID-19 crisis.

Beginning in March 2020, in response to the economic challenges brought on by the COVID-19 crisis, we began offering our borrowers payment relief options primarily in the form of deferrals of principal and/or interest payments for an initial term of up to three months. When we last reported the level of such deferrals in our first quarter Form 10-Q (as of May 8), the level of deferrals totaled $533.0 million, or 27% of total loans. As of July 24, 2020 the level of deferrals has decreased to $357.2 million, or 18% of total loans.

The provision for loan losses for the second quarter of 2020 totaled $6.5 million, up $214,000 from the first quarter of 2020. The second quarter provision for loan losses reflects our assessment of the change in expected losses due primarily to the current and anticipated economic impact of the COVID-19 pandemic. Changes in expected losses consider various factors including the changing economic activity, potential mitigating effects of governmental stimulus, the duration of the health crisis, customer specific information impacting changes in risk ratings, projected delinquencies and the impact of industry-wide loan modification efforts, among other factors.

The following table provides a summary of the loan portfolio at June 30, 2020, stratified by certain selected industry segments, and related reserve builds during the six months ended June 30, 2020. We have separately identified certain information regarding PPP loans which, due to the existence of full repayment guarantees from the SBA as well as the likelihood that the vast majority of such loans will be forgiven, we believe entail minimal credit risk to the Company.

	Total Loans	PPP Loans	Reserve Builds(1) for the Quarters Ended		Total ACL	ACL to Total Loans	ACL to Total Non-PPP Loans
(dollars in thousands)	June 30, 2020	June 30, 2020	March 31, 2020	June 30, 2020	June 30, 2020	June 30, 2020	June 30, 2020

Retail CRE	$191,761	$—	$744	$4,380	$7,108	3.71%	3.71%
Hotels and short-term rentals	90,137	3,979	1,885	1,517	4,313	4.78	5.01
Restaurants and bars	95,352	30,865	545	1,382	2,601	2.73	4.03
Energy	29,225	—	1,204	(101)	1,614	5.52	5.52
Credit cards	3,831	—	327	(32)	383	10.00	10.00
Other loans	1,555,619	214,779	1,284	(1,813)	17,804	1.14	1.33
Total	$1,965,925	$249,623	$5,989	$5,333	$33,823	1.72%	1.97%

Unfunded lending commitments(2)	—	—	729	543	3,637	—	—
Total	$1,965,925	$249,623	$6,718	$5,876	$37,460	1.91%	2.18%

(1)"Reserve build" represents the amount by which the provisions for credit losses on loans and unfunded lending commitments exceed net loan charge-offs. For the quarters ended June 30, 2020 and March 31, 2020, the provision for credit losses totaled $7.0 million, and net loan charge-offs were $1.1 million and $268,000, respectively.
(2)At June 30, 2020, the allowance of $3.6 million related to unfunded lending commitments of $336.3 million. The ACL on unfunded lending commitments is recorded within accrued interest payable and other liabilities on the Consolidated Statements of Financial Condition.

Investment Securities

The following table summarizes the composition of the Company’s investment securities portfolio at June 30, 2020.

(dollars in thousands)	Recorded Investment
Available-for-sale
U.S. agency mortgage-backed	$115,743
Collateralized mortgage obligations	117,643
Municipal bonds	15,099
U.S. government agency	6,532
Corporate bonds	1,905
Total available-for-sale	256,922
Held to Maturity
Municipal Bonds	4,333
Total investment securities	$261,255

Securities available-for-sale ("AFS") made up 98% of total investment securities and net unrealized gains on AFS securities totaled $6.7 million at June 30, 2020.

Deposits

Total deposits increased $409.2 million, or 22.0%, from March 31, 2020 to $2.3 billion at June 30, 2020. Customers who received PPP loans increased their deposit balances by a net of $210.2 million during the second quarter of 2020. The following table summarizes the changes in the Company’s deposits from March 31, 2020 to June 30, 2020.

	June 30,	March 31,	Increase/(Decrease)
(dollars in thousands)	2020	2020	Amount	Percent
Demand deposits	$647,789	$455,512	$192,277	42%
Savings	237,168	206,597	30,571	15
Money market	305,668	266,519	39,149	15
NOW	688,336	536,643	151,693	28
Certificates of deposit	387,743	392,230	(4,487)	(1)
Total deposits	$2,266,704	$1,857,501	$409,203	22%

The average rate on interest-bearing deposits decreased 29 basis points from 1.07% for the first quarter of 2020 to 0.78% for the second quarter of 2020. At June 30, 2020, certificates of deposit maturing within the next 12 months totaled $291.0 million.

Net Interest Income

The net interest margin ("NIM") decreased 43 basis points from 4.18% for the first quarter of 2020 to 3.75% for the second quarter of 2020 primarily due to a decrease in the yield on interest-earning assets, which was down 66 basis points from the first quarter of 2020. Outstanding PPP loans negatively impacted the average loan yield by 23 basis points and the NIM by 7 basis points during the second quarter. During the second quarter of 2020, $882,000 of PPP lender fees were recognized in loan interest income. The remaining balance of $8.5 million in deferred lender fees will be amortized into interest income over the life of the PPP loans. A $170.2 million, or 265%, increase in cash and cash equivalents at June 30, 2020 compared to March 31, 2020, resulted in higher average other interest-earning assets due primarily to the growth in deposits. The increase in cash and cash equivalents negatively impacted the average yield on total interest-earning assets and the NIM by 30 and 26 basis points, respectively.

Loan accretion income from acquired loans totaled $746,000 during the second quarter of 2020, down $64,000 from $810,000 for the first quarter of 2020. At June 30, 2020, variable rate loans totaled $453.6 million, or 23% of total loans.

The following table summarizes the Company’s average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated. Taxable equivalent (“TE”) yields on investment securities have been calculated using a marginal tax rate of 21%.

	For the Three Months Ended
	June 30, 2020			March 31, 2020
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans receivable	$1,934,627	$24,371	5.00%	$1,735,224	$23,699	5.43%
Investment securities (TE)	256,069	1,182	1.88	263,040	1,412	2.19
Other interest-earning assets	186,127	117	0.25	28,002	138	1.99
Total interest-earning assets	$2,376,823	$25,670	4.30%	$2,026,266	$25,249	4.96%

Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	$1,157,239	$1,347	0.47%	$989,028	$1,822	0.74%
Certificates of deposit	391,380	1,665	1.71	392,670	1,845	1.89
Total interest-bearing deposits	1,548,619	3,012	0.78	1,381,698	3,667	1.07
Other borrowings	5,539	53	3.86	5,539	53	3.86
FHLB advances	70,460	188	1.07	45,729	206	1.80
Total interest-bearing liabilities	$1,624,618	$3,253	0.80%	$1,432,966	$3,926	1.10%

Net interest spread (TE)			3.50%			3.86%
Net interest margin (TE)			3.75%			4.18%

Noninterest Income

Noninterest income for the second quarter of 2020 totaled $3.1 million, down $255,000, or 8%, from the first quarter of 2020 due primarily to a decrease in service fees and charges (down $522,000), which was partially offset by an increase in the gain on the sale of loans (up $345,000). Service fees and charges decreased primarily due to a decline in income from overdraft fees on deposit accounts.

Noninterest Expense

Noninterest expense for the second quarter of 2020 totaled $16.0 million, down $151,000, or 1%, from the first quarter of 2020. The decrease in noninterest expense was primarily due to decreases in the provision for credit losses on unfunded lending commitments (down $187,000) and marketing and advertising expenses (down $138,000) for the second quarter of 2020, partially offset by an increase in regulatory fees (up $246,000) as FDIC assessment credits were exhausted during the first quarter.

Capital and Liquidity

The Company's tangible common equity ratio was 9.54% and 11.32% at June 30, 2020 and March 31, 2020, respectively. At June 30, 2020, the Bank's preliminary Tier 1 leverage capital ratio was 9.11%, down 173 basis points from March 31, 2020, and preliminary total risk-based capital ratio was 14.83%, down five basis points from March 31, 2020. Loans covered under the PPP are included in the Bank's Tier 1 leverage capital ratio.

The following table summarizes the Company's primary and secondary sources of liquidity.

June 30,
(dollars in thousands)	2020
Cash and cash equivalents	$234,255
Unpledged investment securities, amortized cost	113,386
FHLB advance availability	729,531
Unsecured lines of credit	55,000
Federal Reserve discount window availability	500
Total primary and secondary liquidity	$1,132,672

Dividend and Share Repurchases

The Company announced that its Board of Directors declared a quarterly cash dividend on shares of its common stock of $0.22 per share payable on August 21, 2020, to shareholders of record as of August 10, 2020.

The Company repurchased 115,327 shares of its common stock during the second quarter of 2020 at an average price per share of $24.69, or an aggregate of $2.8 million, under the Company's 2019 Repurchase Plan. An additional 82,916 shares remain eligible for purchase under the 2019 Repurchase Plan. The book value per share and tangible book value per share of the Company’s common stock was $34.50 and $27.39, respectively, at June 30, 2020.

Non-GAAP Reconciliation

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). The Company's management uses this non-GAAP financial information in its analysis of the Company's performance. In this news release, information is included which excludes intangible assets and PPP loans. Management believes the presentation of this non-GAAP financial information provides useful information that is helpful to a full understanding of the Company’s financial position and operating results. This non-GAAP financial information should not be viewed as a substitute for financial information determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP financial information presented by other companies. A reconciliation on non-GAAP information included herein to GAAP is presented below.

	For the Three Months Ended
(dollars in thousands, except per share data)	June 30, 2020	March 31, 2020	June 30, 2019

Reported net income	$2,493	$1,905	$6,580
Add: Core deposit intangible amortization, net tax	270	279	314
Non-GAAP tangible income	$2,763	$2,184	$6,894

Total assets	$2,636,896	$2,248,601	$2,220,386
Less: Intangible assets	63,777	64,119	65,247
Non-GAAP tangible assets	$2,573,119	$2,184,482	$2,155,139

Total shareholders’ equity	$309,326	$311,497	$313,494
Less: Intangible assets	63,777	64,119	65,247
Non-GAAP tangible shareholders’ equity	$245,549	$247,378	$248,247

Total loans	$1,965,925	$1,739,142	$1,692,948
Less: PPP loans	249,623	—	—
Total loans excluding PPP loans	$1,716,302	$1,739,142	$1,692,948

Allowance for loan losses to total loans	1.72%	1.64%	1.02%
Less: PPP loans	0.25	—	—
Non-GAAP allowance for loan losses to total loans	1.97%	1.64%	1.02%

Return on average equity	3.20%	2.43%	8.48%
Add: Average intangible assets	1.25	1.07	2.77
Non-GAAP return on average tangible common equity	4.45%	3.50%	11.25%

Common equity ratio	11.73%	13.85%	14.12%
Less: Intangible assets	2.19	2.53	2.60
Non-GAAP tangible common equity ratio	9.54%	11.32%	11.52%

Book value per share	$34.50	$34.35	$33.20
Less: Intangible assets	7.11	7.07	6.91
Non-GAAP tangible book value per share	$27.39	$27.28	$26.29

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented by its Current Report on Form 8-K dated April 28, 2020, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for credit losses, the impact of the COVID-19 pandemic, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)

(dollars in thousands)	June 30, 2020	March 31, 2020	% Change	June 30, 2019
Assets
Cash and cash equivalents	$234,255	$64,102	265%	$71,325
Interest-bearing deposits in banks	449	449	—	694
Investment securities available for sale, at fair value	256,922	265,646	(3)	261,626
Investment securities held to maturity	4,333	6,607	(34)	8,163
Mortgage loans held for sale	13,359	9,753	37	4,501
Loans, net of unearned income	1,965,925	1,739,142	13	1,692,948
Allowance for loan losses	(33,823)	(28,490)	19	(17,239)
Total loans, net of allowance for loan losses	1,932,102	1,710,652	13	1,675,709
Office properties and equipment, net	45,967	46,541	(1)	47,698
Cash surrender value of bank-owned life insurance	39,953	39,725	1	39,927
Goodwill and core deposit intangibles	63,777	64,119	(1)	65,247
Accrued interest receivable and other assets	45,779	41,007	12	45,496
Total Assets	$2,636,896	$2,248,601	17	$2,220,386

Liabilities
Deposits	$2,266,704	$1,857,501	22%	$1,829,169
Other Borrowings	5,539	5,539	—	5,539
Federal Home Loan Bank advances	35,041	54,319	(35)	54,615
Accrued interest payable and other liabilities	20,286	19,745	3	17,569
Total Liabilities	2,327,570	1,937,104	20	1,906,892

Shareholders' Equity
Common stock	90	91	(1)%	94
Additional paid-in capital	166,494	167,249	—	169,233
Common stock acquired by benefit plans	(2,970)	(3,063)	3	(3,351)
Retained earnings	140,582	141,798	(1)	146,348
Accumulated other comprehensive income	5,130	5,422	(5)	1,170
Total Shareholders' Equity	309,326	311,497	(1)	313,494
Total Liabilities and Shareholders' Equity	$2,636,896	$2,248,601	17	$2,220,386

HOMEBANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended
(dollars in thousands, except per share data)	June 30, 2020	March 31, 2020	% Change	June 30, 2019	% Change
Interest Income
Loans, including fees	$24,371	$23,699	3%	$23,812	2%
Investment securities	1,182	1,412	(16)	1,729	(32)
Other investments and deposits	117	138	(15)	380	(69)
Total interest income	25,670	25,249	2	25,921	(1)

Interest Expense
Deposits	3,012	3,667	(18)%	3,735	(19)%
Other borrowings	53	53	—	53	—
Federal Home Loan Bank advances	188	206	(9)	258	(27)
Total interest expense	3,253	3,926	(17)	4,046	(20)
Net interest income	22,417	21,323	5	21,875	2
Provision for loan losses	6,471	6,257	3	765	746
Net interest income after provision for loan losses	15,946	15,066	6	21,110	(24)

Noninterest Income
Service fees and charges	942	1,464	(36)%	1,413	(33)%
Bank card fees	1,127	1,137	(1)	1,212	(7)
Gain on sale of loans, net	642	297	116	248	159
Income from bank-owned life insurance	228	259	(12)	202	13
(Loss) gain on sale of assets, net	(13)	2	(750)	(327)	96
Other income	177	199	(11)	229	(23)
Total noninterest income	3,103	3,358	(8)	2,977	4

Noninterest Expense
Compensation and benefits	9,362	9,416	(1)%	9,613	(3)%
Occupancy	1,653	1,736	(5)	2,008	(18)
Marketing and advertising	160	298	(46)	308	(48)
Data processing and communication	1,760	1,819	(3)	1,596	10
Professional fees	255	213	20	218	17
Forms, printing and supplies	160	171	(6)	181	(12)
Franchise and shares tax	389	389	—	398	(2)
Regulatory fees	362	116	212	283	28
Foreclosed assets, net	145	17	753	40	263
Amortization of acquisition intangible	342	353	(3)	398	(14)
Provision for credit losses on unfunded lending commitments	542	729	(26)	—	—
Other expenses	865	889	(3)	909	(5)
Total noninterest expense	15,995	16,146	(1)	15,952	—
Income before income tax expense	3,054	2,278	34	8,135	(62)
Income tax expense	561	373	50	1,555	(64)
Net income	$2,493	$1,905	31	$6,580	(62)

Earnings per share - basic	$0.29	$0.21	38%	$0.72	(60)%
Earnings per share - diluted	$0.29	$0.21	38	$0.71	(59)

Cash dividends declared per common share	$0.22	$0.22	—%	$0.21	5%

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY FINANCIAL INFORMATION
(Unaudited)

	For the Three Months Ended
(dollars in thousands, except per share data)	June 30, 2020	March 31, 2020	% Change	June 30, 2019	% Change

EARNINGS DATA
Total interest income	$25,670	$25,249	2%	$25,921	(1)%
Total interest expense	3,253	3,926	(17)	4,046	(20)
Net interest income	22,417	21,323	5	21,875	2
Provision for loan losses	6,471	6,257	3	765	746
Total noninterest income	3,103	3,358	(8)	2,977	4
Total noninterest expense	15,995	16,146	(1)	15,952	—
Income tax expense	561	373	50	1,555	(64)
Net income	$2,493	$1,905	31	$6,580	(62)

AVERAGE BALANCE SHEET DATA
Total assets	$2,571,004	$2,219,114	16%	$2,190,604	17%
Total interest-earning assets	2,376,823	2,026,266	17	1,993,067	19
Total loans	1,934,627	1,735,224	11	1,665,841	16
Total interest-bearing deposits	1,548,619	1,381,698	12	1,368,694	13
Total interest-bearing liabilities	1,624,618	1,432,966	13	1,431,415	13
Total deposits	2,155,963	1,833,848	18	1,810,377	19
Total shareholders' equity	313,650	315,607	(1)	311,308	1

SELECTED RATIOS (1)
Return on average assets	0.39%	0.35%	11%	1.20%	(68)%
Return on average equity	3.20	2.43	32	8.48	(62)
Common equity ratio	11.73	13.85	(15)	14.12	(17)
Efficiency ratio (2)	62.67	65.42	(4)	64.19	(2)
Average equity to average assets	12.20	14.22	(14)	14.21	(14)
Tier 1 leverage capital ratio (3)	9.11	10.84	(16)	11.15	(18)
Total risk-based capital ratio (3)	14.83	14.88	—	15.33	(3)
Net interest margin (4)	3.75	4.18	(10)	4.36	(14)

SELECTED NON-GAAP RATIOS (1)
Tangible common equity ratio (5)	9.54%	11.32%	(16)%	11.52%	(17)%
Return on average tangible common equity (6)	4.45	3.50	27	11.25	(60)

PER SHARE DATA
Earnings per share - basic	$0.29	$0.21	38%	$0.72	(60)%
Earnings per share - diluted	0.29	0.21	38	0.71	(59)
Book value at period end	34.50	34.35	—	33.20	4
Tangible book value at period end	27.39	27.28	—	26.29	4
Shares outstanding at period end	8,966,101	9,067,920	(1)	9,441,800	(5)
Weighted average shares outstanding
Basic	8,701,730	8,883,261	(2)%	9,155,074	(5)%
Diluted	8,730,437	8,927,448	(2)	9,207,880	(5)

(1)With the exception of end-of-period ratios, all ratios are based on average daily balances during the respective periods.
(2)The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)Estimated capital ratios are end of period ratios for the Bank only.
(4)Net interest margin represents net interest income as a percentage of average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 21%.
(5)Tangible common equity ratio is common shareholders' equity less intangible assets divided by total assets less intangible assets. See "Non-GAAP Reconciliation" for additional information.
(6)Return on average tangible common equity is net income plus amortization of core deposit intangible, net of taxes, divided by average common shareholders' equity less average intangible assets. See "Non-GAAP Reconciliation" for additional information.

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION
(Unaudited)
	June 30, 2020			March 31, 2020			June 30, 2019
(dollars in thousands)	Originated	Acquired	Total	Originated	Acquired	Total	Originated	Acquired	Total
CREDIT QUALITY (1) (2)
Nonaccrual loans(3)	$14,126	$10,966	$25,092	$15,235	$11,686	$26,921	$15,027	$10,945	$25,972
Accruing loans past due 90 days and over	—	906	906	—	—	—	—	—	—
Total nonperforming loans	14,126	11,872	25,998	15,235	11,686	26,921	15,027	10,945	25,972
Foreclosed assets and ORE	1,060	914	1,974	978	1,628	2,606	87	1,893	1,980
Total nonperforming assets	15,186	12,786	27,972	16,213	13,314	29,527	15,114	12,838	27,952
Performing troubled debt restructurings	917	457	1,374	989	695	1,684	1,080	217	1,297
Total nonperforming assets and troubled debt restructurings	$16,103	$13,243	$29,346	$17,202	$14,009	$31,211	$16,194	$13,055	$29,249

Nonperforming assets to total assets			1.06%			1.31%			1.26%
Nonperforming loans to total assets			0.99			1.20			1.17
Nonperforming loans to total loans			1.32			1.55			1.53
Allowance for loan losses to nonperforming assets			120.92			96.49			61.67
Allowance for loan losses to nonperforming loans			130.10			105.83			66.38
Allowance for loan losses to total loans			1.72			1.64			1.02
Allowance for credit losses to total loans(4)			1.91			1.82			1.02

Year-to-date loan charge-offs			$1,627			$388			$288
Year-to-date loan recoveries			221			120			24
Year-to-date net loan charge-offs			$1,406			$268			$264
Annualized YTD net loan charge-offs to average loans			0.15%			0.06%			0.03%
(1)Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due. Due to the adoption of CECL, PCD loans of $2.1 million and $2.3 million are included in nonperforming loans at June 30, 2020 and March 31, 2020, respectively. Prior to January 1, 2020, these loans were classified as PCI and excluded from nonperforming loans because they continued to earn interest income from the accretable yield at the pool level. With the adoption of CECL, the pools were discontinued and performance is based on contractual terms for individual loans.

(2)It is our policy to cease accruing interest on loans 90 days or more past due. Nonperforming assets consist of nonperforming loans, foreclosed assets and surplus real estate (ORE). Foreclosed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure. ORE consists of closed or unused bank buildings.

(3)Nonaccrual loans include originated restructured loans placed on nonaccrual totaling $8.1 million, $8.7 million and $9.9 million at June 30, 2020, March 31, 2020 and June 30, 2019, respectively. Acquired restructured loans placed on nonaccrual totaled $2.2 million, $2.8 million and $1.9 million at June 30, 2020, March 31, 2020 and June 30, 2019, respectively.

(4)The allowance for credit losses includes $3.6 million and $3.1 million for unfunded lending commitments at June 30, 2020 and March 31, 2020, respectively. The allowance for unfunded lending commitments is recorded within accrued interest payable and other liabilities on the Consolidated Statements of Financial Condition.